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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227904

PROSPECTUS

HarborOne Bancorp, Inc.
Offer to Exchange
$35,000,000 aggregate principal amount of
5.625% Fixed-to-Floating Rate Subordinated Notes due 2028
that have been registered under the Securities Act of 1933
for any and all outstanding unregistered
5.625% Fixed-to-Floating Rate Subordinated Notes due 2028

        The exchange offer will expire at 5:00 p.m., New York City time, on December 21, 2018, unless extended.

        We are offering to exchange 5.625% Fixed-to-Floating Rate Subordinated Notes due 2028 that have been registered under the Securities Act of 1933, as amended ("Securities Act"), which we refer to in this prospectus as the "New Notes," for any and all of our outstanding unregistered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2028 that we issued in a private placement on August 30, 2018, which we refer to in this prospectus as the "Old Notes." We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

        We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

        Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

        There is no existing public market for the Old Notes or the New Notes and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to list the New Notes on any national securities exchange or quotation system.

        You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See "Plan of Distribution."

        Investing in our securities involves certain risks. See "Risk Factors" beginning on page 11, as well as the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is November 15, 2018.

        This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

        We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.

        You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.

        You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed in the letter of transmittal to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus for use in connection with any such resale. See "Plan of Distribution."

        References in this prospectus to the "Corporation," the "Company," "we," "us," "our," or similar references refer to HarborOne Bancorp, Inc., a Massachusetts corporation, and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated. References in this prospectus to the "Bank" refer to HarborOne Bank, a Massachusetts chartered co-operative bank.

i

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to:

HarborOne Bancorp, Inc.
Attention: Chief Financial Officer
770 Oak Street
Brockton, Massachusetts 02301
Telephone: (508) 895-1000

        To ensure timely delivery of any requested information, holders of Old Notes must make any request no later than December 14, 2018, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or on our website at www.investorscommunitybank.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to HarborOne Bancorp, Inc., 770 Oak Street, Brockton, Massachusetts 02301, telephone: (508) 895-1000.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, except to the extent that any information in such filings is deemed "furnished" but not "filed" in accordance with SEC rules:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed with the SEC on May 9, 2018, June 30, 2018, filed with the SEC on August 8, 2018, and September 30, 2018, filed with the SEC on November 9, 2018;

  •
  our Current Reports on Form 8-K filed with the SEC on each of March 15, 2018, May 11, 2018, June 21, 2018, August 30, 2018, September 13, 2018, October 5, 2018 and November 7, 2018 (in each case, except to the extent any portion of any such Current Report on Form 8-K is furnished but not filed); and

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2018.

        We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under "Plan of Distribution" during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes.

        You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC through the SEC's Internet site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our website at http://www.investorscommunitybank.com or by requesting them in writing, by e-mail or by telephone from us at the following address:

HarborOne Bancorp, Inc.
Attention: Chief Financial Officer
770 Oak Street
Brockton, Massachusetts 02301
Telephone: (508) 895-1000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any related prospectus supplement and the documents we incorporate by reference in this prospectus and any related prospectus supplement contain statements that constitute forward-looking statements within the meaning of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "estimate," "project," "predict," "believe," "intend," "anticipate," "assume," "plan," "seek," "expect," "may," "might," "should," "indicate," "will," "would," "could," "contemplate," "continue," "intend," "target" and words of similar meaning. These forward-looking statements are not historical facts and include statements of our goals, intentions, expectations, business plans, and operating strategies. Forward-looking statements are subject to significant risks and uncertainties, and our actual results may differ materially from the results discussed in such forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  adverse changes in economic conditions in our market area;

  •
  adverse changes in the financial services industry and national and local real estate markets (including real estate values);

  •
  competition among depository and other financial institutions;

  •
  credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

  •
  changes in U.S. monetary policy, the level and volatility of interest rates, the capital markets and other market conditions that may affect, among other things, our liquidity, our net interest margin, our funding sources and the value of our assets and liabilities;

  •
  our success in introducing new financial products;

  •
  our ability to attract and maintain deposits;

  •
  fluctuations in the demand for loans, which may be affected by numerous factors, including commercial conditions in our market areas and by declines in the value of real estate in our market areas;

  •
  changes in consumer spending, borrowing and saving habits that may affect deposit levels;

  •
  costs or difficulties related to the integration of the business of acquired entities and the risk that the anticipated benefits, cost savings and any other savings from such transactions may not be fully realized or may take longer than expected to realize;

  •
  our ability to enter new markets successfully and capitalize on growth opportunities;

  •
  any negative perception of our reputation or financial strength;

  •
  our ability to raise additional capital on acceptable terms when needed;

  •
  changes in laws or government regulations or policies affecting financial institutions, including increased costs of compliance with such laws and regulations;

  •
  changes in accounting policies and practices;

  •
  our ability to retain key members of our senior management team;

  •
  the failure or security breaches of computer systems on which we depend;

  •
  the ability of key third-party service providers to perform their obligations to us;

v

  •
  the impact of any claims or legal actions, including any effect on our reputation; and

  •
  each of the factors and risks identified in the "Risk Factors" section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the "Risk Factors" sections of this prospectus and any applicable prospectus supplement.

        These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements are made only as of the date of this report, and we do not undertake any obligation to update any forward-looking statements contained in this report to reflect new information or events or conditions after the date hereof.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to exchange your Old Notes for New Notes. You should read this prospectus carefully, including the "Risk Factors "sections contained in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference herein, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading "Information Incorporated by Reference" in this prospectus before making a decision about whether to exchange your Old Notes for New Notes.

 HarborOne Bancorp, Inc.

        HarborOne Bancorp, Inc. (the "Company") is a Massachusetts corporation that was formed in 2016 as part of the reorganization of HarborOne Bank (the "Bank") into a two-tier mutual holding company structure with a mid-tier stock holding company. The Company's other subsidiaries include Legion Parkway Company LLC, a security corporation formed on July 13, 2016, the Bank, and the Bank's wholly-owned subsidiaries including HarborOne Mortgage, LLC ("HarborOne Mortgage"). HarborOne Bancorp, Inc.'s corporate offices are located at 770 Oak Street, Brockton, Massachusetts 02301 and the telephone number is (508) 895-1000.

        The Bank is the largest state-chartered co-operative bank in New England. The Bank, originally established in 1917 as a state-chartered credit union, converted to a state-chartered co-operative bank on July 1, 2013. The Bank provides a variety of financial services to individuals and businesses online and through its fourteen full-service branches located in Abington, Attleboro, Bridgewater, Brockton, Canton, Easton, Mansfield, Middleboro, Plymouth, Randolph and Raynham, Massachusetts and two limited-service bank offices in Brockton and Attleboro, Massachusetts, a commercial lending office in Providence, Rhode Island, and a loan office in Westford, Massachusetts. Acquired in 2015 and operated as a wholly owned subsidiary of the Bank, HarborOne Mortgage is a residential mortgage company headquartered in New Hampshire that maintains 34 offices in Massachusetts, New Hampshire and Maine, and is also licensed to lend in seven additional states.

        We also provide a range of educational services through "HarborOne U," with classes on small business, financial literacy and personal enrichment at classroom sites adjacent to our Brockton and Mansfield locations.

        The Company's common stock is traded on the NASDAQ stock market under the symbol "HONE".

 Summary of the Exchange Offer

        The following provides a summary of certain terms of the exchange offer. Please refer to the section "The Exchange Offer" appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section "Description of the Notes" for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$35,000,000 in aggregate principal amount of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2028.
New Notes

Up to $35,000,000 in aggregate principal amount of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2028 which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer

We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of this exchange offer, promptly following the termination of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 21, 2018, unless extended.
Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.
Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Notes

Since the Old Notes are represented by global book-entry notes, the Depository Trust Company ("DTC"), as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes.

In order to participate in the Exchange Offer, you must follow the procedures established by DTC for tendering Old Notes held in book-entry form. These procedures, which we call "ATOP" ("Automated Tender Offer Program") procedures, require that (i) the exchange agent receive, prior to the expiration date of the Exchange Offer, a computer generated message known as an "agent's message" that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See "The Exchange Offer—Eligibility; Transferability."

Certain United States Federal Income Tax Considerations

The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Considerations." You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights

Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability

Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

•

you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

• you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; and
• you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.

        If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

        Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

        See "The Exchange Offer—Eligibility; Transferability" and "Plan of Distribution."

Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the U.S. federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."
Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.
Cancellation of Exchanged Old Notes

Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	UMB Bank, National Association is serving as the exchange agent for this exchange offer. See "The Exchange Offer—Exchange Agent" for the address and telephone number of the exchange agent.

 Summary of the New Notes

        The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. Please refer to the section "Description of the Notes" for a more complete description of the terms of the New Notes. References in this prospectus to the "notes" include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	HarborOne Bancorp, Inc.
Securities Offered	5.625% Fixed-to-Floating Rate Subordinated Notes due September 1, 2028.
Aggregate Principal Amount	Up to $35,000,000.
Maturity Date	September 1, 2028, unless previously redeemed.
Form and Denomination

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed-Rate Period

From and including August 30, 2018 to but excluding September 1, 2023 or any earlier redemption date, the New Notes will bear interest at a fixed rate equal to 5.625% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019.

Interest Rate and Interest Rate Payment Dates During Floating-Rate Period

From and including September 1, 2023 to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to LIBOR determined for the applicable interest period plus a spread of 278 basis points (2.78%), payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing on September 1, 2023.

"LIBOR" "LIBOR" means, with respect to any Interest Period, the rate for deposits in US dollars for the three-month period which appears on Bloomberg screen HP US0003M (as defined below) at approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date; provided, however, that if the three-month USD LIBOR is less than zero then the three-month USD LIBOR shall be deemed to be zero. Notwithstanding the foregoing: if at any time while any Subordinated Notes are outstanding, the calculation agent determines on the applicable second day on which dealings in deposits in US dollars are transacted in the London interbank market immediately preceding the first day of the relevant interest period (the "Determination Date") (as that LIBOR has been discontinued, then the calculation agent will use, following consultation with the Company, for each LIBOR Determination Date, the substitute or successor reference rate for LIBOR that has been selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) and whose use is consistent with then-accepted market practice for debt obligations such as the Subordinated Notes (the "Alternative Rate") and may, after consultation with the Company, determine what business day convention to use, the definition of business day, the reference rate determination date to be used and any other relevant methodology for calculating such substitute or successor reference rate, including any adjustment factor needed to make such Alternative Rate comparable to the LIBOR in a manner that is consistent with industry-accepted practices for the use of such Alternative Rate for debt obligations such as the Subordinated Notes. However, if the calculation agent determines, following consultation with the Company and the holders of the Subordinated Notes, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Company will use reasonable endeavors to appoint in its sole discretion an independent financial advisor to determine an appropriate substitute reference rate, and the decision of the independent financial advisor will be binding on the Company, the calculation agent and the holders of the Subordinated Notes. If the Company is unable to appoint an independent financial advisor, or the independent financial advisor appointed by it fails to determine an appropriate substitute reference rate, then the Company (in consultation with the calculation agent and the holders of the Subordinated Notes to the extent practicable) may determine in good faith a substitute reference rate for purposes of determining the rate of interest for the applicable Interest Period; provided, however, that if the Company is unable or unwilling to determine a substitute reference rate prior to a LIBOR Determination Date in accordance with the immediately preceding clause, the rate of interest will be equal to the rate of interest in effect with respect to the immediately preceding LIBOR Determination Date or, in the case of the initial LIBOR Determination Date, the rate of interest will be equal to 5.625%; provided further, however, that if the Company is notified by Holders of a majority of the Subordinated Notes within five (5) business days after the receipt by all Holders of notice of such Alternative Rate selection that such Holders reasonably believe that such Alternative Rate is not consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations, then the Alternative Rate shall be the rate selected by the Holders of majority of the Subordinated Notes, each using their commercially reasonable judgment in identifying an alternative rate that is consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations. In the event the Holders of a majority of the Subordinated Notes cannot reach agreement on such Alternative Rate within fifteen (15) business days of the Company's notification of its proposed Alternative Rate, the Alternative Rate shall be the rate identified by the Holder of the largest principal amount of Subordinated Notes, selected based on such Holder's commercially reasonable judgment as to the an alternative rate that is consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations. The Company will appoint an independent calculation agent for the Subordinated Notes prior to the commencement of the floating interest rate period; provided, however, the holders of a majority in principal amount of the then Outstanding Subordinated

Notes may replace the calculation agent. The Company may not appoint an affiliate of it as calculation agent. "Bloomberg screen HP US0003M" means the display page currently so designated on the Bloomberg screen HP US0003M (or such other service as may be nominated by the ICE Benchmark Administration Limited ("ICE") or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for US dollar deposits of major banks). "LIBOR Determination Date" means the second London Banking Day (as defined below) immediately preceding the first day of the relevant Interest Period. "London Banking Day" means any day on which dealings in deposits in US dollars are transacted in the London interbank market. In determining LIBOR during a particular Interest Period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market. Those reference banks and dealers may include the calculation agent itself and the Company's affiliates.

Day Count Convention	30-day month/360-day year to but excluding September 1, 2023, and thereafter, a 360-day year and the number of days actually elapsed.
Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date.
Subordination; Ranking	The New Notes will be our general unsecured, subordinated obligations and:
• will rank junior in right of payment to all of our existing and future senior indebtedness (as defined herein);
• will rank equally in right of payment with all of our existing and future unsecured subordinated indebtedness; and

•

will be effectively subordinated to all of the existing and future indebtedness, liabilities and other obligations of the Bank and our other current and future subsidiaries, including without limitation the Bank's deposit liabilities and claims of other creditors of the Bank.

Optional Redemption

We may, at our option, redeem the New Notes (i) in whole or in part, beginning with the interest payment date of September 1, 2023 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event (each as described in "Description of the Notes—Redemption").

Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The New Notes are not subject to repayment at the option of the holders and there is no sinking fund for the New Notes.
No Limitations On Indebtedness

The terms of the New Notes do not limit the amount of additional indebtedness the Company, the Bank or any of our respective subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.

Limited Indenture Covenants

The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.

Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, in the case of dividends or other distributions on junior securities, upon our failure to timely pay the principal of or interest on the New Notes, when the same becomes due and payable).

Listing; No Public Market

The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors

See "Risk Factors" beginning on page 11 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	UMB Bank, National Association, or successor if replaced in accordance with the applicable provisions of the Indenture.
Governing Law	The New Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

        In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. In particular, you should carefully consider, among other things, the factors described under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated herein by reference, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the "Special Note Regarding Forward-Looking Statements" section in this prospectus.

Risks Related to Our Business

        For a discussion of certain risks applicable to our business and operations, please refer to the section entitled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

        We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See "The Exchange Offer—Procedures for Tendering Old Notes."

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

        The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

        We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.

Some holders who exchange their Old Notes may be deemed to be underwriters.

        Based on interpretations of the staff of the SEC contained in certain no action letters addressed to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, such liability.

Risks Related to the Notes

The notes are unsecured and subordinated to our existing and future senior indebtedness.

        Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of HarborOne Bancorp, Inc. and, consequently, will rank junior in right of payment to all of our secured and unsecured "senior indebtedness" now existing or that we incur in the future, as described under "Description of the Notes—Subordination." As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

        As of September 30, 2018, the Company and our subsidiaries had outstanding indebtedness, total deposits and other liabilities of $2.5 billion, excluding intercompany liabilities, all of which would rank structurally senior to the notes. As of September 30, 2018, the Bank had $2.5 billion in aggregate principal amount of senior indebtedness outstanding on a consolidated basis, which consisted entirely of the outstanding indebtedness, total deposits and other liabilities of our subsidiaries. The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

        As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

The notes are obligations only of HarborOne Bancorp, Inc. and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits of the Bank, and other liabilities of the Bank and our other subsidiaries.

        The notes are obligations solely of HarborOne Bancorp, Inc. and are not obligations of the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are separate and distinct legal entities from HarborOne Bancorp, Inc. The rights of HarborOne Bancorp, Inc. and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of the Bank, including depositors of the Bank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

        As of September 30, 2018, the Company and our subsidiaries had outstanding indebtedness, total deposits and other liabilities of $2.5 billion, excluding intercompany liabilities, all of which would rank structurally senior to the notes. The notes do not limit the amount of indebtedness or other liabilities that the Bank or any of our other subsidiaries may incur, all of which would rank structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

The notes include limited covenants and do not restrict our ability to incur additional debt.

        The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries' right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

        In addition, the notes do not limit the amount of additional indebtedness the Company, the Bank or any of our other subsidiaries may incur or the amount of other obligations that the Company or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

        Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that they could realize from them and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the notes. Additionally the Company's ability to service its debt is dependent, in part, on the receipt of dividends from the Bank. As a Massachusetts co-operative bank, the Bank may declare cash dividends from net profits not more frequently than quarterly. The approval of the Massachusetts Commissioner of Banks is also required if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years.

The notes are subject to limited rights of acceleration.

        Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.

The amount of interest payable on the notes will vary beginning September 1, 2023, and interest after that date may be less than the initial fixed annual rate of 5.625% in effect until September 1, 2023.

        Because LIBOR is a floating rate, the interest rate on the notes will vary beginning September 1, 2023 at an annual floating rate equal to LIBOR, as determined quarterly on the determination date for the applicable interest period, plus 278 basis points. The interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if LIBOR increases during that interest period. The floating rate may be volatile over time and could be substantially less than the fixed rate. This could result in holders of the notes experiencing a decline in their receipt of interest and also could cause a decline in the market price of the notes. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk.

        In the past, the level of LIBOR has experienced significant fluctuations. Historical levels, fluctuations and trends of LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in LIBOR is not an indication that LIBOR is more or less likely to increase or decrease at any time during the floating rate period, and you should not take the historical levels of LIBOR as an indication of its future performance.

The floating interest rates described herein refer to LIBOR as a benchmark and LIBOR may be discontinued or reformed, which may adversely affect the value of and return on the notes.

        The LIBOR is deemed to be a "benchmark" and is the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause LIBOR to perform differently than it has performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on the notes, which are linked to LIBOR to calculate interest or other payments due on the notes during the floating-rate interest period.

        Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of LIBOR could increase the costs and risks of administering or otherwise participating in the setting of LIBOR or a similar "benchmark" and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain "benchmarks," trigger changes in the rules or methodologies used in certain "benchmarks" or lead to the discontinuance or unavailability of quotes of certain "benchmarks."

        To the extent that LIBOR is discontinued or is no longer quoted, the applicable floating interest rate for the notes will be determined using the alternative methods described in "DESCRIPTION OF THE NOTES—Principal, Maturity and Interest." Any of these alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the payments that would have been made on the notes if LIBOR was available in its current form. Further, the same costs and risks that may lead to the discontinuation or unavailability of LIBOR may make one or more of the alternative methods impossible or impracticable to determine. The final alternative method described herein sets the interest rate for a floating-rate interest period at the same rate as the immediately preceding floating-rate interest period or, in the case of the initial floating-rate interest period, the rate of interest will be 5.625%. Any of the foregoing may have an adverse effect on the value of the notes.

The interest on the notes during the floating-rate interest period will be determined using alternative methods if LIBOR is no longer available on the designated LIBOR page and will be calculated using a substitute or successor reference rate selected by a Company appointed calculation agent if LIBOR is discontinued.

        If, during the floating-rate period, LIBOR is no longer quoted on the designated LIBOR page described in "DESCRIPTION OF THE NOTES—Principal, Maturity and Interest" below, the relevant LIBOR will be determined using the alternative methods described in "DESCRIPTION OF THE NOTES—Principal, Maturity and Interest" below. Any of these alternative methods may result in interest payments on the notes that are lower than or do not otherwise correlate over time with the interest payments that would have been made on the notes if the designated LIBOR page had remained available. Any of the foregoing may have an adverse effect on the value of and return on the notes.

        Additionally, if during the floating-rate interest period of the notes, the Company appointed calculation agent (which may be an affiliate of the Company) determines that LIBOR has been discontinued, the calculation agent, following consultation with the Company, will use a substitute or successor reference rate for LIBOR that has been selected by a central bank, reserve bank, monetary authority or any similar institution and whose use is consistent with then-accepted market practice for debt obligations such as the notes. However, if the calculation agent determines, following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Company will use reasonable endeavors to appoint in its sole discretion an independent financial advisor to determine an appropriate substitute reference rate, and the decision of the independent financial advisor will be binding on the Company, the calculation agent and the holders of the notes. The interests of the calculation agent, which may be an affiliate of the Company, in making the determinations described above may be adverse to your interests as a holder of the notes and may have an adverse effect on the value of and return on the notes.

Beginning on September 1, 2023, or at any time in the case of a regulatory capital treatment event, the notes may be redeemed at our option, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.

        We may, at our option, redeem the notes (i) in whole or in part, beginning with the interest payment date of September 1, 2023 and on any interest payment date thereafter and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. Any redemption of the notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the notes that we may propose. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

There may be no active trading market for the notes.

        The notes are a new issue of securities with no established trading market. We are not obligated to and do not intend to apply for listing of the notes on any national securities exchange or quotation system. A liquid or active trading market for the notes may not develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any notes or the prices, if any, at which holders may be able to sell their notes.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

        In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

  •
  limiting our ability to satisfy our obligations with respect to the notes;

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  increasing our vulnerability to general adverse economic industry conditions;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

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  requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

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  putting us at a disadvantage compared to competitors with less indebtedness.

Changes in our credit ratings may adversely affect your investment in the notes.

        The credit ratings on the notes are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant.

        Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

An investment in the notes is not an FDIC insured deposit.

        The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to cancel all Old Notes received in exchange for New Notes in the exchange offer.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following unaudited table presents our consolidated ratio of earnings to fixed charges as defined in Item 503(d) of Regulation S-K for the periods presented. This information should be read in conjunction with our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus and Exhibit 12.1 filed with the registration statement of which this prospectus is a part.

	Nine Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	5.25	4.71	4.43	2.83	2.42	1.57	1.53
Including interest on deposits	1.83	2.20	2.07	1.67	1.57	1.25	1.26

        The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense. Fixed charges, including interest on deposits, include interest expense plus interest on deposits.

THE EXCHANGE OFFER

General

        In connection with the issuance of the Old Notes on August 30, 2018, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

  •
  the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

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  the New Notes bear different CUSIP numbers from the Old Notes;

  •
  the New Notes generally will not be subject to transfer restrictions;

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  the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

  •
  because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

        The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

        The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

        We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the certificates for any unaccepted Old Notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

        If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See "—Fees and Expenses."

        Holders of outstanding Old Notes do not have any appraisal, dissenters' or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See "Risk

Factors—Risks Related to the Exchange Offer—If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected."

NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement

        The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete version of the registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        Under the terms of the registration rights agreement that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

        Under the terms of the registration rights agreement, we agreed, among other things, to:

  •
  file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

  •
  use our commercially reasonable efforts to cause that registration statement to become effective no later than 120 days after August 30, 2018.

        The registration rights agreement also requires us to commence the exchange offer promptly after the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.

        We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        We further agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement of ours that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

        We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

  •
  you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

  •
  you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

  •
  you are not, nor is any such person, our affiliate as such term is defined under Rule 405 under the Securities Act;

  •
  you are not, or any such person is not, a broker-dealer registered under the Exchange Act, and you are not engaged in or such person is not engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

  •
  you are not acting on behalf of any person who could not truthfully make these statements.

        To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

        In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes; and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

        Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

  •
  will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

  •
  will not be able to tender Old Notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time on December 21, 2018, which we refer to as the expiration date, unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

        We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading "—Conditions" have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

        If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

        If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

        If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

        The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

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  such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

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  we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

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  any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

        The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

        Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under "—Eligibility; Transferability" and "Plan of Distribution."

Procedures for Tendering Old Notes

        In order to participate in the Exchange Offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in "—Exchange Agent."

        All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. Accordingly, DTC will be the only entity that can tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the Exchange Offer and to obtain New Notes you must:

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  comply with DTC's ATOP procedures described below; and

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  the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted "agent's message" (as defined below), before the expiration date of the Exchange Offer.

        Following receipt, the exchange agent will establish an ATOP account with DTC for purposes of the Exchange Offer promptly after the commencement of the Exchange Offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC's procedures for such transfers. In connection with the transfer, DTC must send an "agent's message" to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer.

        The term "agent's message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the Exchange Offer, including the letter of transmittal, and that the agreement may be enforced against such participant.

        Each agent's message must include the following information:

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  name of the beneficial owner tendering such Old Notes;

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  account number of the beneficial owner tendering such Old Notes;

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  principal amount of Old Notes tendered by such beneficial owner; and

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  a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under "—Representations" below.

        The delivery of the Old Notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the Exchange Offer.

        The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the Exchange Offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it.

        There is no procedure for guaranteed late delivery of the Old Notes.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, unless otherwise provided in the accompanying letter of transmittal, promptly following the expiration date of the Exchange Offer.

Representations

        By tendering Old Notes, each holder is deemed to have represented to us that:

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  any New Notes that you receive will be acquired in the ordinary course of business;

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  you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

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  you are not an "affiliate" (within the meaning of Rule 405 under the Securities Act); and

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  if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. For a withdrawal to be effective you must comply with the appropriate procedures of DTC's ATOP system prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. Any such notice of withdrawal must:

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  specify the name of the tendering holder of Old Notes;

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  the principal amount of the Old Notes delivered for exchange;

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  specify the name and number of the account at DTC to be credited with the withdrawn Old Notes; and

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  a statement that such holder is withdrawing its election to have such Old Notes exchanged.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable Exchange Offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the applicable Exchange Offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date of the Exchange Offer.

Exchange Agent

        UMB Bank, National Association, the trustee under the indenture, has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	UMB Bank, National Association Attn: Corporate Trust Officer 5555 San Felipe, Suite 870 Houston, Texas 77002
Telephone:	(713) 300-0587
Facsimile:	(816) 691-6872
Email:	mauri.cowen@umb.com

        We will pay the exchange agent reasonable and customary fees for its services (including attorney's fees) and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

        We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made by mail. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

        Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

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  New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

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  tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

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  a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

        If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

        We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

        Old Notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act.

        Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

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  to us or to any of our subsidiaries;

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  under a registration statement which has been declared effective under the Securities Act;

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  for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a "qualified institutional buyer" as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

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  under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder's sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

        Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

Additional Information Regarding the Registration Rights Agreement

        As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

        In the event that:

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  the registration statement is not filed with the SEC on or prior to the 60th day after August 30, 2018;

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  the registration statement has not been declared effective by the SEC on or prior to the 120th day after August 30, 2018; or

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  the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement; the interest rate on the Old Notes will be increased by a rate of 0.25% per annum immediately following such registration default and will increase by 0.25% per annum immediately following each 60-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.

        Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES

        On August 30, 2018, we issued $35 million in aggregate principal amount of our 5.625% Fixed-to-Floating Rate Subordinated Notes due 2028, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated August 30, 2018, between HarborOne Bancorp, Inc., as issuer, and UMB Bank, National Association, as trustee, which we have referred to in this prospectus as the "indenture." The term "notes" refers collectively to the Old Notes and the New Notes.

        The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

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  the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

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  the New Notes bear different CUSIP numbers from the Old Notes;

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  the New Notes generally will not be subject to transfer restrictions;

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  the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

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  because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

        The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

        The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

        The exchange offer for the New Notes will be for up to $35 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

        The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including August 30, 2018. The notes will mature and become payable, unless earlier redeemed, on September 1, 2028.

        From and including August 30, 2018 to but excluding September 1, 2023 or any earlier redemption date, the New Notes will bear interest at a fixed rate equal to 5.625% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        From and including September 1, 2023 to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to LIBOR determined for the applicable interest period plus a spread of 287 basis points, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing on September 1, 2023. During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

        "LIBOR" means, with respect to any Interest Period, the rate for deposits in US dollars for the three-month period which appears on Bloomberg screen HP US0003M (as defined below) at approximately 11:00 a.m., London time, on the applicable LIBOR Determination Date; provided, however, that if the three-month USD LIBOR is less than zero then the three-month USD LIBOR shall be deemed to be zero. Notwithstanding the foregoing: if at any time while any Subordinated Notes are outstanding, the calculation agent determines on the applicable second day on which dealings in deposits in US dollars are transacted in the London interbank market immediately preceding the first day of the relevant interest period (the "Determination Date") that LIBOR has been discontinued, then the calculation agent will use, following consultation with the Company, for each LIBOR Determination Date, the substitute or successor reference rate for LIBOR that has been selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) and whose use is consistent with then-accepted market practice for debt obligations such as the Subordinated Notes (the "Alternative Rate") and may, after consultation with the Company, determine what business day convention to use, the definition of business day, the reference rate determination date to be used and any other relevant methodology for calculating such substitute or successor reference rate, including any adjustment factor needed to make such Alternative Rate comparable to the LIBOR in a manner that is consistent with industry-accepted practices for the use of such Alternative Rate for debt obligations such as the Subordinated Notes. However, if the calculation agent determines, following consultation with the Company and the holders of the Subordinated Notes, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Company will use reasonable endeavors to appoint in its sole discretion an independent financial advisor to determine an appropriate substitute reference rate, and the decision of the independent financial advisor will be binding on the Company, the calculation agent and the holders of the Subordinated Notes. If the Company is unable to appoint an independent financial advisor, or the independent financial advisor appointed by it fails to determine an appropriate substitute reference rate, then the Company (in consultation with the calculation agent and the holders of the Subordinated Notes to the extent practicable) may determine in good faith a substitute reference rate for purposes of determining the rate of interest for the applicable Interest Period; provided, however, that if the Company is unable or unwilling to determine a substitute reference rate prior to a LIBOR Determination Date in accordance with the immediately preceding clause, the rate of interest will be equal to the rate of interest in effect with respect to the immediately preceding LIBOR Determination Date or, in the case of the initial LIBOR Determination Date, the rate of interest will be equal to 5.625%; provided further, however, that if the Company is notified by Holders of a majority of the Subordinated Notes within five (5) business days after the receipt by all Holders of notice of such Alternative Rate selection that such Holders reasonably believe that such Alternative Rate is not consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations, then the Alternative Rate shall be the rate selected by the Holders of majority of the Subordinated Notes, each using their commercially reasonable judgment in identifying an alternative rate that is consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations. In the event the Holders of a majority of the Subordinated Notes cannot reach agreement on such Alternative Rate within fifteen (15) business days of the Company's notification of its proposed Alternative Rate, the Alternative Rate shall be the rate identified by the Holder of the largest principal amount of Subordinated Notes, selected based on such Holder's commercially reasonable judgment as to the an alternative rate that is consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations. The Company will appoint an independent calculation agent for the Subordinated Notes prior to the commencement of the floating interest rate period; provided, however, the holders of a majority in principal amount of the then Outstanding Subordinated Notes may replace the calculation agent. The Company may not appoint an affiliate of it as calculation agent. "Bloomberg screen HP US0003M" means the display page currently so designated on the Bloomberg screen HP US0003M (or such other service as may be nominated by the ICE Benchmark Administration Limited ("ICE") or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for US dollar deposits of major banks). "LIBOR Determination Date" means the second London Banking Day (as defined below) immediately preceding the first day of the relevant Interest Period. "London Banking Day" means any day on which dealings in deposits in US dollars are transacted in the London interbank market. In determining LIBOR during a particular Interest Period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market. Those reference banks and dealers may include the calculation agent itself and the Company's affiliates.

        We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at UMB Bank National Association, 5555 San Felipe, Suite 870, Houston, Texas 77002, Attention: Corporate Trust Officer; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

Subordination

        Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of September 30, 2018, we and our subsidiaries had outstanding indebtedness, total deposits and other liabilities of $2.5 billion, excluding intercompany liabilities, all of which would rank structurally senior to the notes. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

        The term "senior indebtedness" means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the indenture or thereafter incurred, created or assumed:

  •
  our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that we may offer;

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  our indebtedness for money borrowed or represented by purchase money obligations, as defined below;

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  our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

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  our reimbursement and other obligations relating to letters of credit, bankers' acceptances and similar obligations;

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  our obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements;

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  all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

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  any obligation of ours to our general creditors;

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  all obligations of the types referred to in the bullets above of other persons for the payment as to which we are liable contingently or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise;

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  all obligations of the types referred to in the bullets above of other persons secured by a lien on any property or asset of ours; and

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  deferrals, renewals or extensions of any of the indebtedness or obligations described in the bullets above.

        However, "senior indebtedness" excludes:

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  any indebtedness, obligation or liability referred to in the bullets above that is subordinated to indebtedness, obligations or liabilities of ours to substantially the same extent as or to a greater extent than the notes are subordinated; and

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  the notes and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

        As used above, the term "purchase money obligations" means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

        In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

  •
  we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities; or

  •
  a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

        Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

        In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

        As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

        All liabilities of the Bank, including deposits and liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of September 30, 2018, the Bank had total outstanding liabilities of $2.5 billion. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank's ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

        We may, at our option, redeem the notes, in whole or in part, beginning with the interest payment date of September 1, 2023 and on any interest payment date thereafter. In addition, at our option, we may redeem the notes in whole but not in part, at any time upon the occurrence of:

  •
  a "Tier 2 Capital Event," which is defined in the indenture to mean receipt by us of a legal opinion of counsel experienced in such matters to the effect that the notes do not constitute, or within 90 days of the date of such legal opinion, will not constitute, Tier 2 capital for purposes of capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to us;

  •
  a "Tax Event," which is defined in the indenture to mean the receipt by us of a legal opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest paid by us on the notes is not, or within 90 days of the date of such legal opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

  •
  an "Investment Company Event," which is defined in the indenture to mean receipt by us of a legal opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that we are, or within 90 days of the date of such legal opinion, will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

        Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. Any redemption of the notes will be at a redemption price equal to the principal amount of the notes, or portion thereof, to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.

        If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed on a pro rata basis.

        Notices of redemption will be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchases

        We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

        The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes will be issued only in fully registered form, without interest coupons, and in denominations of $1,000 and integral multiples of $1,000.

        Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

        The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

  •
  DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

  •
  an event of default with respect to the notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

        DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

  •
  you cannot get notes registered in your name if they are represented by the global note;

  •
  you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

  •
  you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  •
  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

        Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, societe anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

        Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

        Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

        You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

        We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

        We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

        DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

        DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

        The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, in the case of dividends or other distributions; redemptions, purchases, acquisitions or liquidation payments with respect to our capital stock; and repayments, repurchases or redemptions of any debt securities that rank equal with or junior to the notes, in each case, upon our failure to timely pay the principal of or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

        The following are events of default under the indenture:

  •
  the entry of a court decree or order for relief in respect of us in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect, and such decree or order will have continued unstayed and in effect for a period of 30 consecutive days;

  •
  the commencement by us of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect, or the consent by us to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

  •
  our failure to make payment of any interest on the notes when due, which continues for 15 days;

  •
  our failure to make payment of any principal of the notes when due;

  •
  our failure to perform any other obligation of ours under the notes or the indenture, which continues for 30 days after written notice as provided for in the indenture; and

  •
  our default under any of our other indebtedness having an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes failure in payment of principal of such indebtedness when due after the expiration of any applicable grace period without such indebtedness having been discharged or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

        If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.

        The indenture provides for the acceleration of the unpaid principal and interest on the notes only in limited circumstances related to our involuntary or voluntary bankruptcy under bankruptcy, insolvency or reorganization laws of the U.S. or any political subdivision thereof. Accordingly, if an event of default occurs and is continuing related to our bankruptcy, the principal amount of all notes, and accrued and unpaid interest, if any, will be due and payable immediately.

        Under the indenture, if we fail to make any payment of interest on any note when such interest becomes due and payable and such default continues for a period of 35 days, or if we fail to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under "—Subordination." Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Amendment, Supplement and Waiver

        Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

  •
  to evidence a successor to our organization, and the assumption by any such successor of our covenants contained in the indenture and the notes;

  •
  to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

  •
  to permit or facilitate the issuance of notes in uncertificated or global form, as long as any such action will not adversely affect the interests of the holders;

  •
  to include additional events of default;

  •
  to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any provisions of the indenture to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

  •
  to cure any ambiguity, defect, omission, mistake or inconsistency;

  •
  to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

  •
  to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder;

  •
  to conform any provision of the indenture to the requirements of the Trust Indenture Act;

  •
  to provide for the issuance of the New Notes in connection with this exchange offer; or

  •
  to make any change that does not adversely affect the legal rights under the indenture of any holder.

        With the consent of the holders of not less than a majority in principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

  •
  reduce the rate of, or change the time for payment of, interest on any note;

  •
  reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

  •
  make any note payable in money other than dollars;

  •
  modify any provision of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

  •
  reduce the threshold of holders the consent of whom is required for any such supplemental indenture or required to waive certain defaults and covenants under the indenture; or

  •
  modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

        We may terminate our obligations under the indenture when:

  •
  either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause 2(i) or 2(ii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

  •
  we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

  •
  we have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

        We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  •
  the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

  •
  our obligations with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

  •
  the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

  •
  the defeasance provisions of the indenture.

        In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

        In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

  •
  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

  •
  in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

  •
  in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

  •
  no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit referred to in the first bullet point above (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

  •
  such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and

  •
  we will have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

        In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Regarding the Trustee

        UMB Bank, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

        Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

        The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers or Directors

        No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein.

        The tax treatment of a holder of notes may vary depending on the holder's particular situation. This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax considerations that may be applicable to holders' particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws including, but not limited to, banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, or entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax consequences of the exchange of Old Notes for New Notes.

        The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, (1) holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder's basis in the New Notes received in the exchange offer should be the same as such holder's basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder's holding period in the New Notes should include such holder's holding period in the Old Notes surrendered in exchange therefor.

        This discussion of certain United States Federal Income Tax Considerations is for general information only and may not be applicable depending upon a holder's particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the New Notes will be passed upon for us by Goodwin Procter LLP.

EXPERTS

        The consolidated financial statements of HarborOne Bancorp, Inc. and subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, have been incorporated by reference herein in reliance upon the reports of Wolf & Company, P.C., an independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in auditing and accounting.